Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-113942 and 333-88462) pertaining to the CRIIMI MAE Management, Inc. Retirement Plan, in the Registration Statements (Form S-8 Nos. 333-73100 and 333-90410) pertaining to the CRIIMI MAE Inc. 2001 Stock Incentive Plan, and in the Registration Statement (Form S-8 No. 333-119484) pertaining to the CRIIMI MAE Inc. Deferred Compensation Plan of our reports dated March 2, 2005, with respect to the consolidated financial statements of CRIIMI MAE Inc., CRIIMI MAE Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRIIMI MAE Inc.,  included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

McLean, Virginia

March 2, 2005